Exhibit 10.1
MUTUAL SERVICES AGREEMENT

This Mutual Services Agreement (this “Agreement”) is made as of June 23, 2006, by and between OXIS International, Inc., a Delaware corporation (the “OXIS”), and Bio Check, Inc., a California corporation (the “BioCheck”), each of them a “Party” and, collectively, the “Parties”.
RECITALS
WHEREAS, on December 6, 2005, pursuant to a Stock Purchase Agreement, as amended, OXIS purchased fifty one percent (51%) of the shares of BioCheck’s common stock from each of its shareholders on a pro rata basis for $3,060,000 in cash. Pursuant to the Stock Purchase Agreement, OXIS will use its reasonable best efforts to consummate a follow-on financing transaction to raise additional capital with which to purchase the remaining outstanding shares of BioCheck in one or more additional closings. If OXIS has not purchased all of the outstanding shares of BioCheck by December 6, 2006, the earnings before interest, taxes, depreciation and amortization expenses, if any, of BioCheck, may be used by us as partial or complete payment for the remaining outstanding BioCheck shares at one or more additional closings;

WHEREAS, since November 2005, OXIS has utilized BioCheck personnel for various services, including providing manufacturing management, labor, quality control, packaging and shipping of OXIS research assay kit products, research and development relating to certain new OXIS research assay kit products for which services BioCheck has billed OXIS; and

WHEREAS, since February 2006 OXIS personnel have provided certain services for BioCheck, including marketing and sales of BioCheck products, public relations, and certain administrative services, for which services OXIS has not billed BioCheck.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT
ARTICLE 1.
BIOCHECK SERVICES, COMPENSATION

1.1 Services to be Provided by BioCheck. BioCheck will provide the following services for OXIS (the “BioCheck Services”):
(a) manufacture certain OXIS research assay kit products listed in Exhibit A (“OXIS Products”)
(b) senior manufacturing management;
(c) manufacturing labor;
(d) quality control of OXIS products;
(e) quality systems management;
(f) purchasing and receiving of Oxis purchases;
(g) assisting with packaging and shipping of OXIS Products;
(h) providing shipping materials (boxes, foams, ice packs, etc.);
(i) storage of raw materials (chemicals, antibodies, etc.) and lab supplies;
(j) storage of packaging materials (kit boxes and foam inserts); and
(k) research and development relating to certain new OXIS research assay kit products listed in Exhibit B.

Note: Any additional service must be agreed by OXIS before it is provided in order to be compensated.

BioCheck shall provide the BioCheck Services in a manner that a reasonable and prudent provider engaged in a business similar to BioCheck would perform services similar to the BioCheck Services.

1.2 Product Warranties. BioCheck warrants that all OXIS Products produced under Section 1.1 will be free from defects in material and workmanship at the time of shipping.

BioCheck shall use its best commercial efforts to fill all orders of OXIS Products within the time frame agreed upon in writing between the Parties for that particular OXIS Product.

1.3 Compensation for BioCheck Services. OXIS shall pay BioCheck in the amount of the regular itemized billing provided by BioCheck to OXIS on a monthly basis. BioCheck shall bill OXIS for the aggregate hours worked on OXIS projects by BioCheck employees at the actual hourly rate per employee plus an overhead surcharge of thirty percent (30%). BioCheck shall permit OXIS to audit BioCheck billing statements and, upon reasonable request, make available documentation supporting such billing statements. Compensation shall be paid once per month within thirty (30) calendar days of the billing date. For invoices dated after the date of this Agreement, taking into consideration the effect of Section 1.6 on the unpaid balance, any unpaid balance after thirty (30) calendar days of the billing date shall bear interest at a rate of five percent (5%) per annum and any unpaid balances after sixty (60) calendar days of the billing date shall bear interest at a rate of eight percent (8%) per annum. In the event that OXIS fails to compensate BioCheck for its undisputed compensation within sixty (60) calendar days of the billing date, so long as BioCheck has provided OXIS with at least fifteen (15) calendar days prior notice and an opportunity to cure such breach during such fifteen (15) calendar day period, BioCheck may terminate this Agreement immediately.

1.4 Reimbursement of Expenses. BioCheck shall be reimbursed for certain reasonable out of pocket expenses concerning the provision of services pursuant to this Agreement, including shipping material costs, monthly cell line storage expense, etc., provided that any expenses over $200 per item or $1,000 per month shall be approved in advance by OXIS, which approval shall not be unreasonably withheld or delayed. Itemized expenses pursuant to this Section 1.4 shall be included in the regular billing provided in Section 1.3.

1.5 Balance of Payments. At the end of each month, the amount due by BioCheck to OXIS pursuant to monthly billing for services rendered by OXIS for BioCheck (pursuant to Article 2 below) shall be deducted from the monthly amount payable by OXIS to BioCheck if the balance of payments would require BioCheck to make a net payment to OXIS in a particular month.

1.6 Payment of Outstanding Balance. OXIS agrees to pay BioCheck the outstanding balance due of $73,161.09 for services, expenses and overhead incurred during the period between November 2005 and April 30, 2006, after deducting for services provided to BioCheck and expenses incurred by OXIS in the provision of such services, if any. Such amount shall be paid to BioCheck on or before June 30, 2006.

ARTICLE 2
OXIS SERVICES, COMPENSATION

2.1 Services to be Provided by OXIS. OXIS shall provide the following services for BioCheck (the “OXIS Services”):

(a) marketing and sales;
(b) website management; and
(c) materials requirements/control systems (to be discussed)

Note: Any additional service must be agreed by BioCheck before it is provided in order to be compensated.

OXIS shall provide the OXIS Services in a manner that a reasonable and prudent provider engaged in a business similar to OXIS would perform services similar to the OXIS Services.

2.2 Compensation for OXIS Services. OXIS shall bill BioCheck, in the amount of the regular itemized invoices provided by OXIS to BioCheck on a monthly basis. OXIS shall bill BioCheck for the aggregate hours worked on behalf of BioCheck by OXIS employees at the actual hourly rate per employee plus an overhead surcharge of thirty percent (30%). OXIS shall permit BioCheck to audit the OXIS billing statements and, upon reasonable request, make available documentation supporting such billing statements. If an amount is due to OXIS pursuant to Section 1.3 above on any billing cycle, compensation shall be paid by BioCheck once per month within thirty (30) calendar days of the billing date. For invoices dated after the date of this Agreement, taking into consideration the effect of Section 2.4 on the unpaid balance, any unpaid balance after thirty (30) calendar days of the billing date shall bear interest at a rate of five percent (5%) per annum and any unpaid balances after sixty (60) calendar days of the billing date shall bear interest at a rate of eight percent (8%) per annum. In the event that BioCheck fails to compensate OXIS for its undisputed compensation within sixty (60) calendar days of the billing date, so long as OXIS has provided BioCheck with at least fifteen (15) calendar days prior notice and an opportunity to cure such breach during such fifteen (15) calendar day period, OXIS may terminate this Agreement.

2.3 Reimbursement of Expenses. OXIS shall be reimbursed for certain reasonable out of pocket expenses concerning the provision of services pursuant to this Agreement, provided that any expenses over $200 per item or $1,000 per month shall be approved in advance by BioCheck, which approval shall not be unreasonably withheld or delayed.

2.4 Balance of Payments. At the end of each month, the amount due by OXIS to BioCheck pursuant to monthly billing for services rendered by BioCheck for OXIS (pursuant to Article 2 below) shall be deducted from the monthly amount payable by BioCheck to OXIS if the balance of payments would require OXIS to make a net payment to BioCheck in a particular month.

2.5 Customer Relationship Responsibilities and Individual Corporate Responsibilities. For a tabular summary of the respective customer relationship responsibilities and the individual corporate responsibilities of each Party, see Addendum A.

ARTICLE 3.
CONFIDENTIALITY

3.1 Mutual Confidentiality. Each Party acknowledges that a material term of this Agreement is to keep all confidential information belonging to the other Party absolutely confidential and protect its release from the public. Each Party agrees not to divulge, reveal, report or use, for any purpose, any confidential information which the other Party has obtained or which was disclosed to the Party receiving the information by the other Party, with only exception of that information that is required by public disclosure rules of the United States of America Securities and Exchange Commission. The obligation to protect the confidentially of the other Party’s confidential information will survive the termination of this Agreement and will continue for a period of three (3) years from the date of such termination.

3.2 Disclosure. A Party may disclose any of the confidential information:
a.	To a third party where the Party has consented in writing to such disclosure.
b.
To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other government body. However, the disclosing Party will first have given prompt notice to the other Party of any possible or prospective order (or proceeding pursuant to which any order my result), and the other Party will have been afforded a reasonable opportunity to prevent or limit any disclosure.

ARTICLE 4.
INDEMNIFICATION

4.1 BioCheck Indemnification Obligation. BioCheck shall indemnify, defend and hold harmless each of OXIS, its affiliates, successors and assigns and their respective sublicensees, directors, officers, employees and agents from and against any and all liabilities, damages, losses, settlements, penalties, fines, costs and expenses, including, without limitation, reasonable outside attorneys’ fees (any of the foregoing to be referred to herein as “Damages”) of whatever kind or nature (but not including taxes), to the extent arising from any third party claim, action, suit or proceeding based on: (a) the negligence or intentional misconduct of BioCheck or any or its employees or agents in the performance of its obligations hereunder; (b) a material breach by BioCheck of any term of this Agreement, including without limitation its obligations under Section 1.2, provided that such breach has not been cured after thirty (30) calendar days notice of such breach has been provided to BioCheck; or (c) any failure to comply with any Applicable Law (all such claims listed above in (a) through (c) collectively to be referred to as, “BioCheck Claims”), in each case except to the extent attributable to: (i) the negligence or intentional misconduct of OXIS or any or its agents or employees; or (ii) a material breach by OXIS of any term of this Agreement.

4.2 OXIS Indemnification Obligation. OXIS shall indemnify, defend and hold harmless each of BioCheck, its affiliates, successors and assigns and their respective sublicensees, directors, officers, employees and agents from and against any and all Damages of whatever kind or nature (but not including taxes), to the extent arising from any third party claim, action, suit or proceeding based on: (a) the negligence or intentional misconduct of OXIS or any of its agents or employees; or (b) a material breach by OXIS of any term of this Agreement (including without limitation its obligations under Sections 1.3 or 1.6), provided that such breach has not been cured after thirty (30) calendar days notice of such breach has been provided to OXIS, (all such claims listed above in (a) through (b) collectively to be referred to as “OXIS Claims”), in each case except to the extent attributable to: (i) the negligence or intentional misconduct of BioCheck or any of its agents or employees; (ii) a material breach by BioCheck of any term of this Agreement; or (iii) the failure of BioCheck to manufacture or supply the research assay test kits referred to in Exhibit A in compliance with GLP or other Applicable Laws.

4.3 Process for Indemnification. For purposes of Sections 4.1 and 4.2, the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims, actions, proceedings or demands by third parties that may give rise to a claim for which indemnification may be required under this Section 4.3; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially and adversely affects the ability of the indemnifying Party to defend or mitigate the applicable suit, claim, action, proceeding or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, action proceeding or demand at its own cost and expense; provided, however, that the other Party shall have the right to be represented by its own counsel at its own cost in such matters. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would materially and adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, action, proceeding or demand, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information and witnesses.

ARTICLE 5.
MISCELLANEOUS PROVISIONS
5.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the Parties. Either Party may waive compliance by the other Party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

5.2 Term of Agreement. The term of this Agreement will begin on the date of this Agreement and will remain in force and effect until December 6, 2009, subject to earlier termination as provided by Section 5.3, unless the Parties agree to extend this Agreement by mutual written agreement. Upon any termination or expiration of this Agreement, neither Party shall have any obligation to perform any services for the other Party.

5.3 Termination Events.

(a) Without prejudice to other remedies which may be available to the Parties by law or this Agreement, this Agreement may be terminated:

(i) by mutual consent of the Parties;

(ii) by any Party upon at least ninety (90) calendar days advance written notice to the other Party;

(iii) upon the acquisition by OXIS of more than ninety five percent (95%) of the outstanding shares of BioCheck;

(iv) in the event that OXIS breaches any payment or other monetary obligation pursuant to Sections 1.3 or 1.6 and does not cure such breach within fifteen (15) calendar days from written notice from BioCheck, or in the event that BioCheck breaches any payment or other monetary obligation pursuant to Section 2.2 and does not cure such breach within fifteen (15) calendar days from written notice from OXIS; or

(v) in the event that either Party is in material breach of this Agreement (excluding any payment or other monetary breach described in Section 5.3(a)(iv)), provided that such breach has not been cured after at least thirty (30) calendar days notice of such breach has been provided by the non-breaching Party.

(b) The respective obligations of the Parties pursuant to Sections 1.3, 1.4, 1.6, 2.2 and 2.3, Articles 3 and 4 and Sections 5.3(b), 5.4 and 5.13 shall survive any termination or expiration of this Agreement.

5.4 Non Compete~~.~~ Other than with the express consent of OXIS, which will not be unreasonably withheld or delayed, BioCheck warrants that it will not, during the continuance of this Agreement or within three (3) years after the termination of this Agreement, knowingly market, offer to sell, or sell products competitive with those of OXIS to existing customers of OXIS.

5.5 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) business day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) business days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to OXIS, to:

OXIS International, Inc.
323 Vintage Park Drive, Suite B
Foster City, California 94404
Attention: Chief Executive Officer
Facsimile No.: (650) 212-2569

If to BioCheck:

Bio Check, Inc.
323 Vintage Park Drive
Foster City, California 94404
Attention: Dr. John Chen
Facsimile No.: (650) 573-1969

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Coblentz, Patch, Duffy & Bass LLP
One Ferry Building, Suite 200
San Francisco, California 94111
Attention: Paul J. Tauber, Esq.
Facsimile No.: (415) 989-1663

Any Party may alter its notice address by notifying the other Parties of such change of address in conformity with the provisions of this Section 5.5.

5.6 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties.

5.7 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties only in the courts of the State of California, County of San Mateo, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Northern District of California. Each of the Parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

5.8 Exhibits, Addendums and Schedules. All Exhibits, Addendums and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

5.9 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

5.10 Severability. If any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

5.11 Entire Agreement. This Agreement, together with its exhibits, schedules and certificates delivered under this Agreement contains the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, among the Parties. The Parties intend that this Agreement, together with its exhibits, schedules and certificates delivered under this Agreement be the complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

5.12 Construction. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The Parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the Parties do not believe the presumption of the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

5.13 Recovery of Fees by Prevailing Party. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a voluntary dismissal by the Party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

5.14 Further Assurances. Each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the services contemplated by this Agreement.

5.15 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

<signature page follows>

IN WITNESS WHEREOF, each of the Parties has caused this Mutual Service Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“OXIS”

OXIS International, Inc.

By:	/s/ Michael D. Centron
Michael Centron, its Chief Financial Officer

“BioCheck”

Bio Check, Inc.

By:	/s/ John Chen
John Chen, its Chief Executive Officer

EXHIBIT A

OXIS RESEARCH ASSAY TEST KITS TO BE PRODUCED BY BIOCHECK
Catalog #	Product	Product Description

21010	SOD-525	Superoxide Dismutase Assay
21011	GSH-400	Glutathione Assay
21012	LPO-586	Lipid Peroxidation Assay
21013	MPO-EIA	Myeloperoxidase ELISA
21014	plGPx-EIA	Plasma Glutathione Peroxidase ELISA
21015	Lacto-F EIA	Lactoferrin ELISA
21017	cGPx-340	Cellular Glutathione Peroxidase Assay
21018	GR-340	Glutathione Reductase Assay
21019	8-Isoprostane	8-epi-Prostaglandin F2alpha Assay [1,2]
21023	GSH-420	Total Glutathione Assay
21024	H2O2-560	Hydrogen Peroxide assay [1]
21026	8-OHdG-EIA	8-Hydroxy-2’-deoxyguanosine ELISA [1]
21040	GSH/GSSG-412	Reduced and Oxidized Glutathione Assay
21041	Aconitase-340	Aconitase Assay
21042	Catalase-520	Catalase Assay
21043	HAE-586	Hydroxyalkenals Assay [2]
21044	MDA-586	Malondialdehyde Assay
21047	Alpha-1AP-410	Alpha-1 Antiproteinase Assay [2]
21048	Urinary 8-Epi-Prost. EIA	Urinary 8-Isoprostane ELISA [1]
21052	AOP-490	Antioxidant Potential Assay [1]
21055	Nitrotyrosine EIA	Nitrotyrosine ELISA[1]
22110	Nitric Oxide	Total Nitrite Colorimetric (enzymatic) Assay [1,2]
22111	Nitric Oxide	Total Nitrite Colorimetric (non-enzymatic) Assay [1,2]
22112	NOS	Nitric Oxide Synthase (radioactive) [1,2]
22113	NOS	Nitric Oxide Synthase (colorimetric) [1,2]

Note:
1 = OEM
2 = being phased out

EXHIBIT B
OXIS RESEARCH ASSAY TEST KITS
IN RESEARCH AND DEVELOPMENT

To be determined

Addendum A

Service responsibilities for each Party

1. The following are the customer relationship responsibilities for each Party:
This list will be updated monthly as needed.

OXIS as customer of BioCheck	BioCheck as customer of OXIS
Manufacturing, QC and shipping space (including utilities)	Marketing and Sales of BioCheck products and Contract Services
Senior Manufacturing Management (John Chen)	Website Management for BioCheck
Quality Systems management (Quality Assurance of OXIS Products - Anna Pao)	Materials requirements/control systems for BioCheck (to be discussed)
Manufacturing and QC testing of all OXIS Products (labor)
Order processing, purchasing and customer service for OXIS (Anna Pao)
R & D to update and improve OXIS products (John Chen)
Receiving and Shipping services access for OXIS shipments including shipping supplies
Raw materials and supplies storage

2. For purposes of clarity the following are the individual corporate responsibilities for each Party to perform for themselves and not to expect or require the other Party to this Agreement to perform.

OXIS Responsibilities	BioCheck Responsibilities:
Product shipments (labor only) of OXIS Products	All manufacturing labor (formulating, dispensing and assembly) of BioCheck and OXIS products
Material Requirements/control systems for OXIS	Quality Control of BioCheck and OXIS products
Marketing and Sales of OXIS and BioCheck products and support for contract services (new business)	Product Shipments of BioCheck products
Customer Service of OXIS products	Quality Assurance of BioCheck Products
Customer Technical Support of OXIS products	Trade Show Attendance for BioCheck Products
Bookkeeping and Financial reporting of OXIS	Customer Service of BioCheck Products
Administrative (corporate, legal, human resources, information technology) of OXIS, Inc.	Customer Technical Support of BioCheck products
Contract Services of OXIS products	R & D of all BioCheck products
Governmental compliance reporting	Contract Services for BioCheck Customers
Investor Relations for OXIS	Bookkeeping and Financial of BioCheck records
Public Relations for OXIS	Patent Expense for BioCheck products
Creation of Marketing collateral for OXIS products	Financial support (approx. $12K/mo.)
Trade Show attendance for OXIS products
Website Management for OXIS
Patent Expense for OXIS products